Exhibit 10.34

LOCKHEED MARTIN CORPORATION

NONQUALIFIED CAPITAL ACCUMULATION PLAN

(Effective Date – January 1, 2007 )

ARTICLE I

PURPOSES OF THE PLAN

The purposes of the Lockheed Martin Corporation Nonqualified Capital Accumulation Plan (the “NCAP” or the “Plan”) are (i) to provide contributions for certain key management employees of Lockheed Martin Corporation and its subsidiaries (the “Company”) in circumstances where the Company cannot make contributions on behalf of employees under the Lockheed Martin Salaried Corporation Capital Accumulation Plan (the “Qualified CAP”) because of the limitations of Code section 401(a)(17) or 415(c)(1)(A); and (ii) to provide a company contribution based on amounts awarded under Lockheed Martin Corporation Management Incentive Compensation Plan (“MICP”). This Plan is also intended to comply with the requirements of Code section 409A.

ARTICLE II

DEFINITIONS

Unless the context indicates otherwise, the following words and phrases shall have the meanings hereinafter indicated:

1. ACCOUNT — The bookkeeping account maintained by the Company for each Participant which is credited with Contributions made on behalf of the Participant, and earnings (or losses) attributable to the Investment Options selected by the Participant, and which is debited to reflect distributions. The portions of a Participant’s Account allocated to different Investment Options will be accounted for separately.

2. ACCOUNT BALANCE — The total amount credited to a Participant’s Account at any time, including the portions of the Account allocated to each Investment Option.

3. BENEFICIARY — The person or persons designated by the Participant as his or her beneficiary under the Qualified CAP.

4. BOARD — The Board of Directors of Lockheed Martin Corporation.

5. CODE — The Internal Revenue Code of 1986, as amended.

6. COMMITTEE — The committee described in Section 1 of Article IX.

7. COMPANY — Lockheed Martin Corporation and its subsidiaries.

8. COMPANY STOCK INVESTMENT OPTION — The Investment Option under which the Participant’s Account is credited as if invested under the investment option in the Qualified CAP for the common stock of the Company.

9. COMPENSATION — An employee’s “Compensation” from the Company, as defined in the Qualified CAP.

10. CONTRIBUTIONS – Contributions made by the Company pursuant to Article IV of this NCAP.

11. DMICP – The Lockheed Martin Corporation Deferred Management Incentive Compensation Plan or any successor plan.

12. ELIGIBLE EMPLOYEE – An employee of the Company who participates in the Qualified CAP and either (i) accrues benefits under the Qualified CAP in excess of the Code section 415 limits for a Year ($45,000 in 2007); (ii) earns Compensation in excess of the Code section 401(a)(17) limit for a Year ($225,000 in 2007); or (iii) is eligible to receive Incentive Compensation with respect to a Year (which may be payable in the following Year); provided that such employee satisfies such additional requirements for participation in this NCAP as the Committee may from time to time establish; provided further that employees who are designated by the Company as eligible to participant in a defined benefit-type nonqualified deferred compensation plan or who are Section 16 Persons shall not be eligible to participate in this NCAP. In the exercise of its authority under this provision, the Committee shall limit participation in the Plan to employees whom the Committee believes to be a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

13. EXCHANGE ACT — The Securities Exchange Act of 1934.

13A. INCENTIVE COMPENSATION – The MICP amount granted to an employee by the Company for an Award Year (as defined in the MICP), regardless of amounts deferred pursuant to the DMICP.

14. INVESTMENT OPTION — A measure of investment return pursuant to which Contributions credited to a Participant’s Account shall be further credited with earnings (or losses). The Investment Options available under this NCAP shall correspond to the investment options available under the Qualified CAP (other than the ESOP Fund or the Self-Managed Account, which are not available under this Plan).

15. MICP – The Lockheed Martin Corporation Management Incentive Compensation Plan or the Lockheed Martin Corporation 2006 Management Incentive Compensation Plan (for Incentive Compensation awarded after February 1, 2006) or any successor plan.

16. PARTICIPANT — An employee of the Company who is an Eligible Employee and with respect to whom Contributions have been credited to his Account; the term shall include a former employee whose Account Balance has not been fully distributed.

17. QUALIFIED CAP — The Lockheed Martin Corporation Capital Accumulation Plan or any successor plan.

18. SECTION 16 PERSON — A Participant who at the relevant time is subject to the reporting and short-swing liability provisions of Section 16 of the Exchange Act.

19. NCAP – The Lockheed Martin Corporation Non-Qualified Capital Accumulation Plan, as adopted by the Board of Directors of Lockheed Martin Corporation, effective January 1, 2007, and as further amended from time to time.

19A. WEEKLY RATE OF COMPENSATION – A Participant’s “Weekly Rate of Compensation” as defined in the Qualified CAP.

20. YEAR — The calendar year.

ARTICLE III

ELIGIBILITY

1. Commencement of Participation. An employee of the Company shall become a Participant in the Plan effective on the first of January following the Year (beginning with 2006) in which he or she first became an Eligible Employee. For example, if an employee becomes an Eligible Employee in 2006, he or she shall become a Participant in the Plan effective January 1, 2007. If an employee of the Company terminates employment during the Year in which he or she first became an Eligible Employee, he or she shall not become a Participant in the Plan for the following Year.

2. Cessation of Eligibility While Still An Employee. A Participant who has not terminated employment with the Company will nevertheless cease to be an Eligible Employee on the first to occur of (i) the employee is no longer eligible to participate in the Qualified CAP; (ii) the employee is designated by the Company as eligible to participate in a defined benefit-type nonqualified deferred compensation plan; or (iii) the employee becomes a Section 16 Person. Following cessation of eligibility, the employee will continue to be a Participant in the NCAP but will no longer be eligible to be credited with Contributions under Article IV.

ARTICLE IV

CONTRIBUTIONS

1. Amount of Contributions. The Company shall make annual Contributions on behalf of a Participant equal to:

a. an amount based on the same percentage of the Participant’s Weekly Rate of Compensation that would have been contributed to the Qualified CAP on behalf of the Participant for the Year if not for the application of the limits under Code sections 415 and 401(a)(17) for the Year;

b. with respect to the Participant’s first year of participation, an amount based on the same percentage of the Participant’s Weekly Rate of Compensation for the preceding Year that would have been contributed to the Qualified CAP on behalf of the Participant for such Year if not for the application of the limits under Code sections 415 and 401(a)(17) for such Year; and

c. an amount equal to a Participant’s Incentive Compensation for the Year multiplied by the percentage that is used for calculating Company contributions to the Participant’s account in the Qualified CAP in the Year in which the Incentive Compensation is earned (as opposed to paid).

2. Crediting of Contributions. Contributions made pursuant to Article IV(1)(a) shall be credited to a Participant’s Account as of the day on which such amount would have been credited to the Participant’s account under the Qualified CAP if the Participant’s Contributions had been contributed to the Qualified CAP. Contributions made pursuant to Article IV(1)(b) shall be credited to a Participant’s Account Contributions no later than March 15 of the Participant’s first year of participation in the Plan. Contributions credited pursuant to Article IV(1)(c) shall be credited to a Participant’s Account on the same day that Incentive Compensation is credited to the DMICP on behalf of the Participant.

3. Vesting of Contributions. A Participant shall be vested in the following percentage of his Account based on his “Years of Service,” based upon the definition of “Years of Service” in the Qualified CAP applicable to the Participant, including those Years of Service prior to the Year in which the employee became a Participant:

Less than 5 Years of Service	0%
At least 5 Years of Service	100%

Notwithstanding the foregoing, a Participant shall be 100% vested in his Account upon his termination of employment after age 55, layoff or on account of death or permanent disability. A

Participant shall be permanently disabled if the Participant would be considered disabled for purposes of qualifying for long term disability benefits under the Company’s long term disability plan in which the Participant is eligible to participate A Participant shall be considered to have been laid off if the Participant’s employment is terminated by the Company due to lack of work and the Participant is considered to have terminated employment for distribution purposes under Section 409A of the Code. In the event legislative changes require the vesting of account balances in the Qualified Cap in a period shorter than five Years of Service, then the period required to vest under the NCAP shall be shortened so as to be consistent with the vesting period in the Qualified CAP applicable to the Participant.

4. Crediting of Earnings. Earnings shall be credited to a Participant’s Account based on the Investment Option or Options to which his or her Account has been allocated, beginning with the day as of which any amounts (or any reallocation of amounts) are credited to the Participant’s Account. Any amount distributed from a Participant’s Account shall be credited with earnings through the day on which the distribution is processed. The manner in which earnings are credited under each of the Investment Options shall be determined in the same manner as under the Qualified CAP.

5. Selection of Investment Options. A Participant may elect to allocate his or her Account among the Investment Options available under the Qualified CAP (other than the options designated as the ESOP Fund or the Self Managed Account). The procedures for directing allocation and reallocations among the Investment Options in the NCAP shall be the same as the procedures for making allocations under the Qualified CAP. In the event a Participant does not make an investment allocation for the NCAP, his elections will be deemed to be the elections made by the Participant in the Qualified CAP (except that an election for the ESOP Fund or the Self Managed Account shall be disregarded), if no election exists, the default election used for the Qualified CAP. Notwithstanding the foregoing, no investment election by a Section 16 Person to re-allocate all or a portion of his or her Account to, or from, a Company stock investment option shall be effective unless the reallocation would be exempt from the short-swing profit recovery rules of Section 16 of the Exchange Act.

ARTICLE V

PAYMENT OF BENEFITS

1. General. The Company’s liability to pay benefits to a Participant or Beneficiary under this NCAP shall be measured by and shall in no event exceed the Participant’s Account Balance, which shall be fully vested and nonforfeitable at all times. All benefit payments shall be made in cash and, except as otherwise provided, shall reduce allocations to the Investment Options in the same proportions that the Participant’s Account Balance is allocated among those Investment Options.

2. Commencement of Payment. The payment of benefits to a Participant shall commence as soon as administratively feasible following the Participant’s termination of employment with the Company. Notwithstanding the foregoing, (i) benefits paid under this Plan to a Participant who is reasonably determined by the Company to be a “specified employee” within the meaning of Code section 409A(2)(B)(i), shall not commence before six (6) months following the month in which the Participant terminates employment; and (ii) benefits payable to a Section 16 Person that would result in a nonexempt short-swing transaction under Section 16 of the Exchange Act shall be delayed until the earliest date upon which the distribution would not result in a nonexempt short-swing transaction..

3. Form of Payment. By December 31 of the later of the 2007 or the Year in which an employee of the Company first satisfies the definition of Eligible Employee, he or she shall irrevocably elect the form of payment of his or her Account Balance from among the following options:

(a)	A lump sum.

(b)	Annual payments for a period of 5, 10, 15, or 20 years, as designated by the Participant. The amount of each annual payment shall be determined by dividing the Participant’s Account Balance on the date such payment is processed by the number of years remaining in the designated installment period.

Such election shall be made in writing in the form and manner designated by the Company. If no election is made, a Participant’s Account Balance shall be payable in a lump sum. Notwithstanding the foregoing, if the Account Balance of a Participant who is entitled to begin payment equals $10,000 or less, the Participant’s Account Balance shall be paid in a single lump sum payment as soon as administratively practicable in full discharge of all liabilities with respect to such benefits.

4. Prospective Change of Payment Election. A Participant may modify his or her payment election with respect to all amounts credited to the Participant’s Account under this NCAP by filing a new written election with the Company. No such modification will be effective if made within 12 months of the date of the first payment under the Participant’s previous payment election, and the first payment must be delayed by at least 60 months from the date of the Participant’s previous payment election.

5. Death Benefits. Upon the death of a Participant before a complete distribution of his or her Account Balance, the Account Balance will be paid to the Participant’s Beneficiary in an immediate lump sum.

6. Acceleration Upon Conflict of Interest. Subject to the provisions of Section 2 of Article VIII, notwithstanding a Participant’s form of payment election under Section 3 of this Article V, if following a Participant’s termination of employment with the Company, the Participant takes a position (or accepts a position) with a governmental entity, agency, or instrumentality and that employer has determined or indicated that the Participant’s continued

participation in the Plan may constitute a conflict of interest precluding the Participant from continuing in his position (or from accepting an offered position) with that employer or subjecting the Participant to penalty, sanction, or otherwise limiting the Participant’s responsibilities for that employer, then the Participant’s Account Balance shall be distributed to him or her in a lump sum as soon as practical following the later of (i) the date on which the Participant commences employment with the government employer; or (ii) the date on which it is determined that the conflict of interest may exist.

7. Acceleration upon Change in Control.

(a) Notwithstanding any other provision of this NCAP, the Account Balance of each Participant shall be distributed in a single lump sum within fifteen (15) calendar days following a “Change in Control.”

(b) For purposes of this NCAP, a Change in Control shall include and be deemed to occur upon the following events:

(1) A tender offer or exchange offer is consummated for the ownership of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote in the election of directors of the Company.

(2) The Company is merged, combined, consolidated, recapitalized or otherwise reorganized with one or more other entities that are not Subsidiaries and, as a result of the merger, combination, consolidation, recapitalization or other reorganization, less than 75% of the outstanding voting securities of the surviving or resulting corporation shall immediately after the event be owned in the aggregate by the stockholders of the Company (directly or indirectly), determined on the basis of record ownership as of the date of determination of holders entitled to vote on the action (or in the absence of a vote, the day immediately prior to the event).

(3) Any person (as this term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company.

(4) At any time within any period of two years after a tender offer, merger, combination, consolidation, recapitalization, or other reorganization or a contested election, or any combination of these events, the “Incumbent Directors” shall cease to constitute at least a majority of the authorized number of members of the Board. For purposes hereof, “Incumbent Directors” shall mean the persons who were members of the Board immediately before the first of these events and the persons who were elected or nominated as their successors or pursuant to increases in the size of the Board by a vote of at least three-fourths of the Board members who were then Board members (or successors or additional members so elected or nominated).

(5) The stockholders of the Company approve a plan of liquidation and dissolution or the sale or transfer of substantially all of the Company’s business and/or assets as an entirety to an entity that is not a Subsidiary.

Notwithstanding the foregoing, no distribution shall be made solely on account of a Change in Control and prior to the benefit commencement date specified in Section 2 of Article V unless the Change in Control is an event qualifying for a distribution of deferred compensation under both the definition of Change in Control in the Plan and in Section 409A(a)(2)(A)(v) of the Code.

(c) Notwithstanding the provisions of Section 7(a), if a distribution in accordance with the provisions of Section 7(a) would result in a nonexempt transaction under Section 16(b) of the Exchange Act with respect to any Section 16 Person, then the date of distribution to such Section 16 Person shall be delayed until the earliest date upon which the distribution either would not result in a nonexempt transaction or would otherwise not result in liability under Section 16(b) of the Exchange Act.

(d) This Section 7 shall apply only to a Change in Control of Lockheed Martin Corporation and shall not cause immediate payout of an Account Balance in any transaction involving the Company’s sale, liquidation, merger, or other disposition of any subsidiary.

(e) The Committee may cancel or modify this Section 7 at any time prior to a Change in Control. In the event of a Change in Control, this Section 7 shall remain in force and effect, and shall not be subject to cancellation or modification for a period of five years, and any defined term used in Section 7 shall not, for purposes of Section 7, be subject to cancellation or modification during the five year period.

8. Deductibility of Payments. Subject to the provisions of Section 1 of Article VIII, in the event that the payment of benefits in accordance with the Participant’s election under Section 3 of this Article V would prevent the Company from claiming an income tax deduction with respect to any portion of the benefits paid, the Committee shall have the right to modify the timing of distributions from the Participant’s Account as necessary to maximize the Company’s tax deductions. In the exercise of its discretion to adopt a modified distribution schedule, the Committee shall undertake to have distributions made at such times and in such amounts as most closely approximate the Participant’s election, consistent with the objective of maximum deductibility for the Company. The Committee shall have no authority to reduce a Participant’s Account Balance or to pay aggregate benefits less than the Participant’s Account Balance in the event that all or a portion thereof would not be deductible by the Company.

9. Change of Law. Notwithstanding anything to the contrary herein, subject to the provisions of Section 1 of Article VIII, if the Committee determines in good faith, based on consultation with counsel, that the federal income tax treatment or legal status of this NCAP has or may be adversely affected by a change in the Internal Revenue Code, Title I of the Employee Retirement Income Security Act of 1974, or other applicable law or by an administrative or judicial construction thereof, the Committee may direct that the Accounts of affected Participants or of all Participants be distributed as soon as practicable after such determination is made, to the extent deemed necessary or advisable by the Committee to cure or mitigate the consequences, or possible consequences of, such change in law or interpretation thereof.

10. Tax Withholding. To the extent required by law, the Company shall withhold from benefit payments hereunder, or with respect to any amounts credited to a Participant’s Account hereunder, any Federal, state, or local income or payroll taxes required to be withheld and shall furnish the recipient and the applicable government agency or agencies with such reports, statements, or information as may be legally required. However, the amount of Contributions to be credited to a Participant’s Account will not be reduced or adjusted by the amount of any tax that the Company is required to withhold with respect thereto.

ARTICLE VI

EXTENT OF PARTICIPANTS’ RIGHTS

1. Unfunded Status of Plan. This NCAP constitutes a mere contractual promise by the Company to make payments in the future, and each Participant’s rights shall be those of a general, unsecured creditor of the Company. No Participant shall have any beneficial interest in any specific assets that the Company may hold or set aside in connection with this NCAP. Notwithstanding the foregoing, to assist the Company in meeting its obligations under this NCAP, the Company may set aside assets in a trust or trusts described in Revenue Procedure 92-64, 1992-2 C.B. 422 (generally known as a “rabbi trust”), and the Company may direct that its obligations under this NCAP be satisfied by payments out of such trust or trusts. It is the Company’s intention that this NCAP be unfunded for federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974.

2. Nonalienability of Benefits. A Participant’s rights under this Plan shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this Plan, or any interest therein shall not be permitted or recognized, other than the designation of, or passage of payment rights to, a Beneficiary. Notwithstanding, any portion of a Participant’s benefit under this Plan may be paid to a spouse or former spouse pursuant to the terms of a domestic relations order (as defined in Code section 414(p)(1)(B)), provided that the form of payment designated in such order is one that is provided for under the Qualified CAP.

ARTICLE VII

AMENDMENT OR TERMINATION

1. Amendment. The Board may amend, modify, suspend or discontinue this NCAP at any time subject to any shareholder approval that may be required under applicable law, provided, however, that no such amendment shall have the effect of reducing a Participant’s Account Balance or postponing the time when a Participant is entitled to receive a distribution of his or her Account Balance.

2. Termination. Subject to the provisions of Section 1 of Article VIII, the Board reserves the right to terminate this NCAP at any time and to pay all Participants their Account Balances in a lump sum immediately following such termination or at such time thereafter as the Board may determine; provided, however, that if a distribution in accordance with the provisions of this Section 2 would otherwise result in a nonexempt transaction under Section 16(b) of the Exchange Act, the date of distribution with respect to any Section 16 Person shall be delayed until the earliest date upon which the distribution either would not result in a nonexempt transaction or would otherwise not result in liability under Section 16(b) of the Exchange Act.

ARTICLE VIII

ADMINISTRATION

1. The Committee. This NCAP shall be administered by the Management Development and Compensation Committee of the Board or such other committee of the Board as may be designated by the Board and constituted so as to permit this NCAP to comply with the requirements of Rule 16b-3 of the Exchange Act. The members of the Committee shall be designated by the Board. A majority of the members of the Committee (but not fewer than two) shall constitute a quorum. The vote of a majority of a quorum or the unanimous written consent of the Committee shall constitute action by the Committee. The Committee shall have full authority to interpret the Plan, and interpretations of the Plan by the Committee shall be final and binding on all parties. Notwithstanding anything contained in the Plan or in any document issued under the Plan, it is intended that the Plan will at all times conform to the requirements of Code section 409A and any regulations or other guidance issued thereunder, and that the provisions of the Plan will be interpreted to meet such requirements. If any provision of the Plan is determined not to conform to such requirements, the Plan shall be interpreted to omit such offending provision.

2. Delegation and Reliance. The Committee may delegate to the officers or employees of the Company the authority to execute and deliver those instruments and documents, to do all acts and things, and to take all other steps deemed necessary, advisable or convenient for the effective administration of this NCAP in accordance with its terms and purpose, except that the Committee may not delegate any authority the delegation of which would cause this NCAP to fail to satisfy the applicable requirements of Rule 16b-3. In making any determination or in taking or not taking any action under this NCAP, the Committee may obtain and rely upon the advice of experts, including professional advisors to the Company. No member of the Committee or officer of the Company who is a Participant hereunder may participate in any decision specifically relating to his or her individual rights or benefits under the NCAP.

3. Exculpation and Indemnity. Neither the Company nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under this NCAP, or in the interpretation, administration or application thereof, shall have any liability to any party for any action taken or not taken in good faith under this NCAP or for the failure of the NCAP or any Participant’s rights under the NCAP to achieve intended tax consequences, to qualify for exemption or relief under Section 16 of the Exchange Act and the rules thereunder, or to comply with any other law, compliance with which is not required on the part of the Company.

4. Facility of Payment. If a minor, person declared incompetent, or person incapable of handling the disposition of his or her property is entitled to receive a benefit, make an application, or make an election hereunder, the Committee may direct that such benefits be paid to, or such application or election be made by, the guardian, legal representative, or person having the care and custody of such minor, incompetent, or incapable person. Any payment made, application allowed, or election implemented in accordance with this Section shall completely discharge the Company and the Committee from all liability with respect thereto.

5. Proof of Claims. The Committee may require proof of the death, disability, incompetency, minority, or incapacity of any Participant or Beneficiary and of the right of a person to receive any benefit or make any application or election.

6. Claim Procedures. The procedures when a claim under this Plan is wholly or partially denied by the Committee or its delegate, as applicable (the “Claims Administrator”) are as follows:

(a)	The Claims Administrator shall, within 90 days after receipt of a claim, furnish to claimant a written notice setting forth, in a manner calculated to be understood by claimant: (1) the specific reason or reasons for the denial; (2) specific reference to pertinent Plan provisions on which the denial is based; (3) a description of any additional materials or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (4) an explanation of the steps to be taken if the claimant wishes to have the denial reviewed; and (5) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review. The 90 day period may be extended for not more than an additional 90 days if special circumstances make such an extension necessary. The Claims Administrator shall give the claimant, before the end of the initial 90 day period, a written notice of such extension, stating such special circumstances and the date by which the Claims Administrator expects to render a decision.

(b)	By a written application filed with the Claims Administrator within 60 days after receipt by claimant of the written notice described in paragraph (a), the claimant or his duly authorized representative may request review of the denial of his claim.

(c)	In connection with such review, the claimant or his duly authorized representative may submit issues, comments, documents, records and other information relating to the claim for benefits to the Claims Administrator. In addition, the claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents, records, or other information “relevant” to claimant’s claim for benefits. A document, record, or other information is “relevant” if it: (1) was relied upon in making the benefit determination; (2) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or information was relied upon in making the benefit determination; or (3) demonstrates compliance with administrative processes and safeguards required under federal law.

(d)	The Plan will provide an impartial review that takes into account all comments, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Claims Administrator shall make a decision and furnish such decision in writing to the claimant within 60 days after receipt by the Claims Administrator of the request for review. This period may be extended to not more than 120 days after such receipt if special circumstances make such an extension necessary. The claimant will be notified in writing prior to the expiration of the original 60 day period if such an extension is required, and such notice will include the reason for the extension and the date by which it is expected that a decision will be reached. The decision on review shall be in writing, set forth in a manner calculated to be understood by the claimant and shall include: (1) the specific reasons for the decision; (2) specific reference to the pertinent Plan provisions on which the decision is based; (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information “relevant” to the claimant’s claim for benefits; (4) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (5) a statement describing any voluntary appeal procedures and the claimant’s right to obtain information about such procedures, if any; and (6) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. If in the event that the reviewing committee must make a determination of disability in order to decide a claim, the reviewing committee shall follow the special claims procedures for disability benefits described in Department of Labor Regulation section 2560.503-1(d). The reviewing committee shall render a decision within a reasonable time (not to exceed 90 days) after the claimant’s request for review, rather than within 120 days as set forth in the above paragraph.

ARTICLE IX

GENERAL AND MISCELLANEOUS PROVISIONS

1. Neither this NCAP nor a Participant’s elections under this NCAP, either singly or collectively, shall in any way obligate the Company to continue the employment of a Participant with the Company, nor does either this NCAP or a Participant’s elections limit the right of the Company at any time and for any reason to terminate the Participant’s employment. In no event shall this Plan or a Participant’s elections, either singly or collectively, by their terms or implications constitute an employment contract of any nature whatsoever between the Company and a Participant. In no event shall this Plan or a Participant’s elections, either singly or collectively, by their terms or implications in any way limit the right of the Company to change an Eligible Employee’s compensation or other benefits.

2. Any amount credited to a Participant’s Account under this NCAP shall not be treated as compensation for purposes of calculating the amount of a Participant’s benefits or contributions under any pension, retirement, or other plan maintained by the Company, except as provided in such other plan.

3. Any written notice to the Company referred to herein shall be made by mailing or delivering such notice to the Company at 6801 Rockledge Drive, Bethesda, Maryland 20817, to the attention of the Senior Vice President, Human Resources. Any written notice to a Participant shall be made by delivery to the Participant in person, through electronic transmission, or by mailing such notice to the Participant at his or her place of residence or business address.

4. In the event it should become impossible for the Company or the Committee to perform any act required by this Plan, the Company or the Committee may perform such other act as it in good faith determines will most nearly carry out the intent and the purpose of this NCAP.

5. By electing to become a Participant hereunder, each Eligible Employee shall be deemed conclusively to have accepted and consented to all the terms of this NCAP and all actions or decisions made by the Company, the Board, or Committee with regard to the NCAP.

6. The provisions of this NCAP shall be binding upon and inure to the benefit of the Company, its successors, and its assigns, and to the Participants and their heirs, executors, administrators, and legal representatives.

7. A copy of this NCAP shall be available for inspection by Participants or other persons entitled to benefits under the Plan at reasonable times at the offices of the Company.

8. The validity of this NCAP or any of its provisions shall be construed, administered, and governed in all respects under and by the laws of the State of Maryland, except as to matters of federal law. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9. This NCAP and its operation, including but not limited to, the mechanics of payment elections, the issuance of securities, if any, or the payment of cash hereunder is subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal insider trading, registration, reporting and other securities laws) and such other approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.

10. It is the intent of the Company that this NCAP satisfy and be interpreted in a manner, that, in the case of Participants who are or may be Section 16 Persons, satisfies any applicable requirements of Rule 16b-3 of the Exchange Act or other exemptive rules under Section 16 of the Exchange Act and will not subject Section 16 Persons to short-swing profit liability thereunder. If any provision of this NCAP would otherwise frustrate or conflict with the intent expressed in this Section 10, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed disregarded. Similarly, any action or election by a Section 16 Person with respect to the NCAP to the extent possible shall be interpreted and deemed amended so as to avoid liability under Section 16 or, if this is not possible, to the extent necessary to avoid liability under Section 16, shall be deemed ineffective. Notwithstanding anything to the contrary in this NCAP, the provisions of this NCAP may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of this NCAP are applicable solely to Section 16 Persons. Notwithstanding any other provision of this NCAP to the contrary, if a distribution which would otherwise occur is prohibited or proposed to be delayed because of the provisions of Section 16 of the Exchange Act or the provisions of the NCAP designed to ensure compliance with Section 16, the Section 16 Person involved may affirmatively elect in writing to have the distribution occur in any event; provided that the Section 16 Person shall concurrently enter into arrangements satisfactory to the Committee in its sole discretion for the satisfaction of any and all liabilities, costs and expenses arising from this election.

ARTICLE X

EFFECTIVE DATE

This NCAP shall generally become effective on January 1, 2007. Subsequent amendments to the NCAP are effective as of the date stated in the amendment or the adopting resolution.